UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2018

_____________________

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

_________________________

Delaware	001-35020	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31700 Research Park Drive

Madison Heights, Michigan 48071

 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2018, InfuSystem Holdings, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has appointed Greg Schulte as the Company’s Chief Financial Officer, effective May 7, 2018. In connection with this appointment, Trent Smith will no longer serve as the Company’s interim Chief Financial Officer. Trent Smith, the Company’s Executive Vice President, Chief Accounting Officer and Controller, who is currently serving as interim Chief Financial Officer, will relinquish his interim duties at the time Mr. Schulte begins his service.

Mr. Schulte, 51, has served as the Vice President and Corporate Controller at Innocor, Inc. ("Innocor") from June 2015. Prior to joining Innocur, Mr. Schulte served as Vice-President and Corporate Controller at Corporate Resource Services from December 2010 to July 2014. Prior to 2010, Mr. Schulte held various positions as Chief Financial Officer, Vice President and Corporate Controller at various public and private equity-owned corporations. Mr. Schulte holds a Bachelor of Science degree from Boston College and an MBA from New York University. Mr. Schulte also served as a First Lieutenant in the United States Army and led a platoon in Operation Desert Storm.

In connection with Mr. Schulte’s appointment as Chief Financial Officer, the Company entered into an Employment Agreement, effective as of May 7, 2018, with Mr. Schulte (the “Employment Agreement”). The Employment Agreement is considered “at will”. Accordingly, the Employment Agreement and Mr. Schulte’s employment thereunder may be terminated at any time by either party.

Under the Employment Agreement, Mr. Schulte will receive a base salary of $240,000 and is eligible for an annual performance bonus of up to 40% of his base salary, or $96,000, based upon satisfaction of performance objectives to be developed by the Compensation Committee of the Board (the “Compensation Committee”). Mr. Schulte is also eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Compensation Committee.

Mr. Schulte will also receive stock options to purchase a total of 125,000 shares of the Company’s common stock at an exercise price equal to the closing public market price on the New York Stock Exchange for such shares on May 7, 2018. The options will be granted on May 7, 2018 and will vest over a four-year period, with 1/48th vesting on each monthly anniversary of the effective date, provided Mr. Schulte remains employed by the Company through such vesting dates. The options will expire on, and may not be exercised after, the fifth anniversary of their effective date.

Under the Employment Agreement, if Mr. Schulte’s employment is terminated due to his death or permanent disability, Mr. Schulte will be entitled to receive: (i) the unpaid base salary earned for services rendered through the date of his death or permanent disability; (ii) any accrued but unpaid incentive compensation earned in the previous year (“Bonus Amount”) as of the date of his death or permanent disability; (iii) the accrued but unpaid paid time off (“PTO”) earned through the date of his death or permanent disability; (iv) unreimbursed amounts to which he is entitled to reimbursement under the Employment Agreement; and (v) limited death, disability, and/or income continuation benefits. Upon termination of Mr. Schulte’s employment by reason of involuntary termination other than a “Termination for Cause” (as defined in the Employment Agreement), Mr. Schulte will be entitled to receive: (i) any unpaid base salary earned through the date of such termination; (ii) any accrued and unpaid Bonus Amount; (iii) any accrued but unpaid PTO; (iv) any unpaid reimbursements through the date of such termination; (v) a severance payment, in an aggregate amount equal to three months of Mr. Schulte’s then-current base salary; and (vi) three months of COBRA coverage. The severance payments and benefits specified in the immediately foregoing clauses (v) and (vi) will be contingent upon Mr. Schulte’s execution and delivery of an unconditional general release, in a form satisfactory to the Company. If Mr. Schulte is involuntarily terminated by the Company pursuant to a “Termination for Cause” (as defined in the Employment Agreement), Mr. Schulte will be entitled to receive: (i) the unpaid base salary earned for services rendered through the date of such termination; (ii) any accrued and unpaid Bonus Amount; (iii) any accrued but unpaid PTO; and (iv) unreimbursed amounts to which he is entitled under the Employment Agreement.

The Employment Agreement contains customary confidentiality, non-disparagement, protection of Company intellectual property, non-competition and non-solicitation provisions applicable to the duration of Mr. Schulte’s employment and thereafter.

There is no arrangement or understanding with any person pursuant to which Mr. Schulte is being appointed by the Company. There are no family relationships between Mr. Schulte and any director or executive officer of the Company, and he is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which the Company will file as an exhibit to a subsequent periodic report filed with the U.S. Securities and Exchange Commission (the “SEC”).

On April 25, 2018, the Company also announced that its Chief Operating Officer, Jan Skonieczny, will retire from her current position with the Company, effective April 28, 2018.

In addition to the foregoing, current director David Dreyer informed the Company of his intention to retire upon the expiration of his current term, which will end at the Company’s next annual meeting of the stockholders.

Item 8.01.	Other Events

On April 25, 2018, the Company issued a press release announcing the foregoing matters as well as the Company’s intention to nominate two new independent directors, Terry Armstrong and Ronald Peele, for election to the Board at the Company’s next annual meeting of the stockholders. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)      Exhibits

99.1     Press Release of InfuSystem Holdings, Inc., dated April 25, 2018.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Trent N. Smith
Trent N. Smith
Executive Vice-President,
Chief Accounting Officer and
Corporate Controller

Dated: April 25, 2018